Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Reports Increases of 33% in Revenue

and 51% in Adjusted EBITDA for First Quarter 2007;

New Contract Bookings of $100 Million

NEWPORT BEACH, Calif. – April 30, 2007 – The TriZetto Group, Inc. (NASDAQ: TZIX) today reported diluted earnings per share (EPS) for the first quarter 2007 of $0.12, on revenue of $113.5 million. EPS performance was at the high end of the company’s guidance range and included the ($0.08) net negative effect of a full tax rate, which was not included in last year’s EPS. Income before taxes increased 38% to $10.3 million over the year-ago quarter.

“I am very pleased with TriZetto’s progress and positioning in the first quarter,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “Rising cost trends in managed care are increasing the need for our solutions. Our recent acquisitions progressed to our expectations. The company is well-positioned to execute in 2007 and drive further innovation for the payer industry.”

Added Kathleen Earley, TriZetto’s president and chief operating officer, “I am proud of how our operations team rose to the challenge of the new functional structure established in December. Also, the team delivered a quarter with a nice balance of products and services, including significant Facets®, NetworX™, CareAdvance™, hosting, BPO and consulting contracts. Plan Data Management, which we acquired in December, met expectations and we made good progress on building relationships with QNXT™ customers following the acquisition in January.”

Financial Summary (in millions, except per share amounts)

	Quarter Ended Mar. 31, 2007	Quarter Ended Mar. 31, 2006	Change
Revenue	$113.5	$85.3	33.1%
Bookings	$99.9	$87.4	14.3%
Total Backlog	$964.8	$704.6	36.9%
Income Before Taxes	$10.3	$7.4	38.0%
Effective Tax Rate	42.5%	8.0%	(3,450 bps )
Net Income	$5.9	$6.8	(13.2)%
Basic EPS	$0.13	$0.16	(18.8)%
Diluted EPS	$0.12	$0.15	(20.0)%
Adjusted EBITDA*	$23.8	$15.7	51.4%
Cash Resources	$67.7	$89.7	(24.5)%
Cash Provided by Operating Activities	$24.6	$5.1	382.4%
Capital Expenditures	$6.5	$3.6	80.6%

*	Definition and reconciliation to GAAP is included in the attached financial schedules

Revenue

First quarter 2007 revenue, which included the recent acquisitions of Plan Data Management and QCSI, totaled $113.5 million, an increase of $28.2 million versus $85.3 million for the first quarter of 2006. A $24.0 million improvement in services and other revenue included increases of $13.7 million in consulting and other services, $8.7 million in software maintenance and $1.6 million in outsourced services. Software products revenue increased by $4.2 million.

Non-recurring revenue represented 49.6% of total revenue in the first quarter 2007, compared to 48.8% in the year-ago quarter, driven by increases in license and consulting revenue.

New Business Bookings

First-quarter new contract bookings were $99.9 million, and included $49.6 million for software product contracts; $27.3 million for outsourced services contracts (software hosting, business process outsourcing and other services); and $23.0 million for consulting, implementation, software customization and other services. Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next based upon a number of factors including product mix.

Backlog

The company’s total revenue backlog was approximately $965 million at March 31, 2007, compared to $705 million at March 31, 2006 and $858 million at December 31, 2006. Twelve-month revenue backlog was approximately $237 million at March 31, 2007, compared to $187 million at March 31, 2006 and $213 million at December 31, 2006. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

First quarter 2007 net income was $5.9 million, or $0.12 per diluted share, compared to net income of $6.8 million, or $0.15 per diluted share, for the first quarter of 2006. The 2007 quarter’s EPS included a ($0.09) negative impact from the company recording a tax rate of 42.5%. Adjusted EBITDA for the first quarter of 2007 was $23.8 million, up 51.4% from $15.7 million in the year-ago quarter.

Record gross margin, excluding amortization of acquired technology and intangibles, for the first quarter of 2007 was 51.3%, compared to 47.5% in the year-ago quarter. The improvement was driven primarily by a higher-margin mix of revenue, improved pricing and operating efficiencies.

Research and development expenses of $15.7 million represented 13.9% of first quarter revenue, 160 basis points higher than 12.3% of revenue for the year-ago quarter. The increase reflected primarily the addition of the Plan Data Management and QCSI acquisitions in December and January, respectively, higher utilization of outside services, increased staffing, merit increases and incentive compensation.

Selling, general and administrative expense for the first quarter of 2007 was $27.3 million, or 24.1% of revenue, compared to $21.3 million, or 25.0% in the 2006 quarter. The year-over-year dollar increase reflects primarily the addition of acquisitions and higher incentive compensation offset by the absence of now-settled McKesson litigation costs incurred in the year-ago quarter.

TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures, such as Adjusted EBITDA, recurring and non-recurring revenue and other measures, believing that these provide additional information for investors to evaluate the company’s financial performance. Definitions of non-GAAP measures and reconciliation to GAAP measures are included in the attached financial schedules.

Cash Resources and Cash Flow

Cash, restricted cash and short-term investments totaled $67.7 million at March 31, 2007, versus $89.7 million at March 31, 2006. Net cash provided by operating activities during the first quarter was $24.6 million, compared to $5.1 million in the year-ago quarter. Capital expenditures in the first quarter of 2007 were $6.5 million, versus $3.6 million in the prior-year quarter. Days sales outstanding for the first quarter of 2007 was 74 days, versus 63 in the year-ago quarter. The increase was primarily driven by increased receivable balances for two customers, from whom we expect to receive full payment.

Reiterating Guidance for 2007

For the full year 2007, TriZetto expects between $425 and $445 million of revenue, representing a 22% to 28% increase over 2006. TriZetto expects diluted EPS to be $0.39 to $0.50 which includes an estimated ($0.25) per share negative impact, as compared to 2006, due to the effect of a full tax rate in 2007 caused by the application of the remaining NOL cash benefit to the balance sheet. Non-cash items having a negative impact on 2007 EPS include the expensing of equity based compensation, estimated at ($0.12), and depreciation and amortization, estimated at ($0.40).

Adjusted EBITDA for 2007 is expected to be between $88 and $98 million, an increase of 32% to 47% over 2006 Adjusted EBITDA. Capital expenditures in 2007 are expected to be between $25 and $28 million. The diluted share count for 2007, which is determined as if both of the company’s convertible debt issues are fully converted to equity, is expected to be approximately 62 million.

For the second quarter of 2007, the company expects revenue of between $105 and $112 million, diluted EPS of between $0.09 and $0.13 on a diluted share count of approximately 62 million, basic EPS of $0.10 to $0.16 on basic share count of 45 million, and Adjusted EBITDA of between $21 and $25 million.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the quarter’s results. Investors may access the webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

With its technology touching nearly half of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation to consumer-retail healthcare. The company provides premier information technology solutions that enhance its customers’ revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash, anticipated dilution or accretion of acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of April 30, 2007. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors:	Media:
	Brad Samson	Mike McCue
	949-719-2220	480-588-5983
	brad.samson@trizetto.com	michael.mccue@trizetto.com

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenue
Services and other	$89,775	$65,772
Products	23,728	19,546

Total revenue	113,503	85,318

Operating costs and expenses
Cost of revenue - services and other	50,101	40,347
Cost of revenue - products (excludes amortization of acquired technology)	5,203	4,474
Research and development	15,737	10,478
Selling, general and administrative	27,304	21,316
Amortization of acquired technology	1,710	1,215
Amortization of acquired other intangible assets	1,301	293

Total operating costs and expenses	101,356	78,123

Income from operations	12,147	7,195

Interest income	753	890
Interest expense	(2,641)	(832)
Other income	—	180

Income before provision for income taxes	10,259	7,433

Provision for income taxes	(4,363)	(595)

Net income	$5,896	$6,838

Net income per share:
Basic	$0.13	$0.16

Diluted (1)	$0.12	$0.15

Weighted average shares outstanding:
Basic	43,856	41,899

Diluted (1)	47,825	45,666

Other financial data (2):
Adjusted EBITDA	$23,791	$15,719
12-month backlog	$236,700	$187,300
Total backlog	$964,800	$704,600

(1)	For the quarter ended March 31, 2007, both debt and equity treatment of the long-term convertible debt yielded the same diluted earnings per share results; therefore, the 5.3 million shares and after-tax effect of interest expense were not included in the diluted earnings per shares.
(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,814	$107,057
Restricted cash	921	921
Accounts receivable, net	80,063	64,386
Prepaid expenses and other current assets	14,209	11,415
Deferred tax assets (3)	15,968	14,100

Total current assets	177,975	197,879
Property and equipment, net	30,920	26,777
Capitalized software development costs, net	27,200	27,913
Goodwill (3)	172,144	90,337
Other intangible assets, net	91,336	27,347
Other assets	12,096	12,347

Total assets	$511,671	$382,600

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of notes payable and term loan	$17,502	$115
Current portion of capital lease obligations	1,450	1,461
Accounts payable	16,386	18,091
Accrued liabilities (3)	41,999	61,595
Deferred revenue	72,756	30,508

Total current liabilities	150,093	111,770
Long-term convertible debt	100,000	100,000
Long-term revolving line of credit and term loan	72,600	12,000
Other long-term liabilities	5,702	2,340
Capital lease obligations	1,938	2,030
Deferred tax liabilities (3)	15,321	14,100
Deferred revenue	7,777	6,453

Total liabilities	353,431	248,693

Commitments and contingencies
Stockholders’ equity:
Common stock	46	43
Additional paid-in capital	395,067	376,633
Accumulated deficit (3)	(236,873)	(242,769)

Total stockholders’ equity	158,240	133,907

Total liabilities and stockholders’ equity	$511,671	$382,600

(3)	The Company is still evaluating the impact of Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” which will be finalized prior to the issuance of our 10Q for the quarter ended March 31, 2007.

The TriZetto Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Backlog

Total backlog is defined as the revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year service revenue contracts (including software hosting, business process outsourcing, IT outsourcing, and software maintenance with periods up to seven years) and consulting contracts. Consulting revenue is included in the backlog when the revenue from such consulting contract is expected to be recognized over a period exceeding 12 months.

Non-GAAP Financial Measures

Recurring and Non-recurring Revenue

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measures, “Recurring” and “Non-recurring” revenue. Recurring revenue includes the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our software products. Also included in recurring revenue are sales from the licensing of our software for which customers do not receive a perpetual right to use the software. Non-recurring revenue includes sales from the licensing of our software for which customers pay a one-time fee to receive a perpetual right to use the software. Non-recurring revenue also includes consulting fees and other revenue.

Adjusted EBITDA

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measure, “Adjusted EBITDA.” We define Adjusted EBITDA as net income, excluding the impact of interest expense, income taxes, depreciation and amortization, charges for legal settlements, charges for facility closures and asset impairment, stock-based compensation expense and charges for expected future loss on contracts. We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Because our capital structure, effective income tax rates, capitalized asset values and equity-based compensation levels are different than those of other companies, we believe that Adjusted EBITDA facilitates comparisons of our results of operations with those of other companies. Further, we believe that Adjusted EBITDA, which excludes certain factors which are not indicative of ongoing operations such as charges for legal settlements, facility closures, asset impairment and future loss on contracts, can assist management and investors in assessing the financial operating performance and underlying strength of our core business. We use Adjusted EBITDA in our cash bonus program to evaluate management’s performance for compensation purposes, and we have agreed with our lender to maintain levels of an adjusted form of EBITDA as specified in financial covenants to our secured debt facility.

We also excluded from Adjusted EBITDA a gain from the sale of our credentialing and verification business of $11,000 in the first quarter of 2007 and $75,000 in the same period of 2006. We excluded this gain from Adjusted EBITDA as it related to a business we had decided to exit and therefore is not indicative of our ongoing operations.

Additionally, in the first quarter of 2006, we recognized a gain of $180,000 from the sale of a domain name, which was eliminated from Adjusted EBITDA. We excluded this gain from Adjusted EBITDA as it related to a one-time sale of an asset and therefore is not indicative of our ongoing operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment.” This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. Consistent with our definition noted above to exclude stock-based compensation expense, Adjusted EBITDA excludes the impact of the equity expense of SFAS 123R and other stock-based compensation expenses.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. In addition, Adjusted EBITDA should not be considered as a measure of liquidity or free cash flow for management’s discretionary use, as it excludes certain cash requirements such as interest expense, income taxes, costs to replace depreciated or amortized assets, costs arising from certain facility closures and losses on contracts. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA supplementally.

Reconciliation of Non-GAAP Financial Measures

The following schedule provides revenue information as it would be reported if we were to use the terms Recurring and Non-recurring revenue for the periods indicated (in thousands):

	Three Months Ended March 31,
	2007	2006
Revenue
Recurring revenue	$57,224	$43,710
Non-recurring revenue	56,279	41,608

Total revenue	$113,503	$85,318

The following schedule provides a reconciliation of GAAP Net income to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2007	2006
Net income	$5,896	$6,838
Interest expense (income), net	1,888	(58)
Provision for income taxes	4,363	595
Operating depreciation and amortization	5,732	5,563
Amortization of acquired technology	1,710	1,215
Amortization of acquired other intangible assets	1,301	293
Stock-based compensation	2,912	1,528
Restructuring, impairment and other charges	(11)	(75)
Other income	—	(180)

Adjusted EBITDA	$23,791	$15,719

The following schedule provides, for the periods indicated, a reconciliation of gross margin to gross margin excluding amortization of acquired technology and intangibles (in thousands):

	Three Months Ended March 31,
	2007	2006
Total revenue	$113,503	$85,318

Gross profit	$55,188	$38,989
Amortization of acquired technology	1,710	1,215
Amortization of acquired other intangible assets	1,301	293

Gross profit, excluding amortization of acquired technology and intangibles	$58,199	$40,497

Gross margin	48.6%	45.7%

Gross margin, excluding amortization of acquired technology and intangibles	51.3%	47.5%

The following schedules provide a reconciliation of non-GAAP financial guidance for the periods indicated (in thousands):

	2007 Guidance
	Low Range	High Range
Adjusted EBITDA	$88,000	$98,000

Operating expenses
Operating depreciation and amortization	$(25,000)	$(24,000)
Amortization of acquired technology	$(5,500)	$(5,500)
Amortization of acquired other intangible assets	$(7,000)	$(7,000)
Stock-based compensation	$(11,000)	$(12,000)
Interest and other, net	$(3,500)	$(3,000)
Income taxes	$(14,500)	$(18,500)

	$(66,500)	$(70,000)

Net income	$21,500	$28,000

	Q2 2007 Guidance
	Low Range	High Range
Adjusted EBITDA	$21,000	$25,000

Operating expenses
Operating depreciation and amortization	$(6,750)	$(6,500)
Amortization of acquired technology	$(1,700)	$(1,700)
Amortization of acquired other intangible assets	$(1,300)	$(1,300)
Stock-based compensation	$(3,000)	$(3,000)
Interest and other, net	$(750)	$(500)
Income taxes	$(3,000)	$(4,750)

	$(16,500)	$(17,750)

Net income	$4,500	$7,250